EXHIBIT 15.1

August 7, 1998

ESG Re Limited
#16 Church Street
Hamilton, Bermuda

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of ESG Re Limited and subsidiaries for the periods ended June 30, 1998 and 1997, as indicated in our report dated August 7, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above which in included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, is incorporated by reference in Registration Statement #333-40341 on Form F-1.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche
Chartered Accountants
Hamilton, Bermuda

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